Exhibit 99.1

Roundy’s, Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

Sales and Adjusted EBITDA Increased From Third to Fourth Quarter 2012

MILWAUKEE – February 28, 2013 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the fourth quarter and full year ended December 29, 2012.

Q4 2012

•	Net sales increased 1.4% to $981.9 million

•

Adjusted net income*, which excludes the impact of a non-recurring pension withdrawal charge and a goodwill impairment charge, was $8.6 million, or $0.19 adjusted diluted earnings per common share, compared to $9.2 million, or $0.30 adjusted diluted earnings per common share in the prior year quarter

•	Adjusted EBITDA* was $46.6 million compared to $51.4 million in the same quarter last year (and compared to $43.1 million in the third quarter)

•	$106.4 million after-tax, non-cash goodwill impairment charge incurred

Full Year 2012

•	Net sales increased 1.3% to $3.89 billion

•

Adjusted net income*, which excludes the impact of non-recurring charges and a goodwill impairment charge, was $47.0 million, or $1.08 adjusted diluted earnings per common share, compared to $48.0 million, or $1.58 adjusted diluted earnings per common share in the prior year

•	Adjusted EBITDA* was $198.7 million compared to $224.2 million last year

“We’re pleased with the progress we made on our customer-centric initiatives in the fourth quarter,” said Robert Mariano, chairman, president and chief executive officer of Roundy’s. “These initiatives continue to resonate with our customers as own brand penetration finished the year at a record 21.6% while our perishable sales mix for the quarter was 120 basis points higher than last year. Our team continues to focus on providing our customers with superior quality, service and selection to set us apart from our competition and better position us in the markets we serve.”

Mr. Mariano continued, “I’m also pleased to report that our growth plan for Mariano’s in the Chicago market is on track. The stores continue to exceed our expectations for both sales and profitability. We plan to open five additional Mariano’s in the Chicago area in 2013, which will give us 13 stores in that market.”

*	Adjusted Net Income, Adjusted Net Earnings per Common Share and Adjusted EBITDA are non-GAAP financial measures. See the tables herein for important information about these measures and a full reconciliation to the most comparable GAAP measure.

Mr. Mariano concluded, “We are encouraged by our sales trends to-date in 2013, but believe that our results in our core markets will continue to be impacted by a cautious consumer, as well as increased competitive unit growth and promotional activity. We remain intently focused on our strategy to deliver the best overall value and service to our customers and to use our cash flow to expand the Mariano’s banner, pay down debt and deliver an attractive dividend to our shareholders.”

Financial Results for Fourth Quarter of 2012

Net sales for the fourth quarter of 2012 were $981.9 million, an increase of $13.1 million, or 1.4%, from $968.7 million for the fourth quarter of 2011. The increase primarily reflects the benefit of new stores, partially offset by a 2.1% decrease in same-store sales. The decline in same-store sales was primarily due to a 3.5% decrease in the number of customer transactions, partially offset by a 1.5% increase in average transaction size. Same-store sales comparisons were negatively impacted by the increased effect of competitive store openings and the continuation of a challenging economic environment. In addition, same-store sales were negatively affected by a calendar shift that moved New Year’s holiday related sales into the first quarter of 2013. Adjusted for the effect of the calendar shift, same-store sales declined 1.3%.

Gross profit for the fourth quarter of 2012 increased 2.1% to $259.5 million, from $254.1 million in the same period last year. Gross profit as a percentage of net sales was 26.4% for the fourth quarter of 2012, compared to 26.2% in the same period last year. The increase in gross profit as a percentage of net sales primarily reflects reduced LIFO expense and an increased perishable sales mix, partially offset by greater price and promotional investments in certain markets and increased shrink.

Operating and administrative expenses for the fourth quarter of 2012 increased to $232.3 million, from $223.1 in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 23.7% in the fourth quarter of 2012, from 23.0% in the same period last year, due to increased occupancy costs related to new and replacement stores, a non-recurring pension withdrawal charge of $1.0 million, incremental costs related to being a public company and reduced labor and fixed cost leverage in the Company’s core business resulting from lower same-store sales.

During the fourth quarter, the Company’s market capitalization experienced a significant decline. As a result, management believed that there were circumstances evident which indicated that the fair value of the Company’s reporting unit could be below its carrying amount. Management therefore updated its annual review of goodwill for impairment that had been completed in the third quarter, and concluded that the carrying amount of goodwill exceeded its estimated fair value, resulting in a pre-tax, non-cash goodwill impairment charge of $120.8 million ($106.4 million after-tax). The non-cash impairment charge will not affect the Company’s liquidity, operating cash flows or compliance with debt covenants.

For the fourth quarter of 2012, adjusted net income was $8.6 million, or $0.19 adjusted diluted earnings per common share, compared to $9.2 million, or $0.30 adjusted diluted earnings per common share, for the fourth quarter of 2011. Adjusted net income for the fourth quarter of 2012 excludes a $106.4 million after-tax goodwill impairment charge, or $2.37 per diluted common share, and a $0.6 million after-tax charge, or $0.01 per diluted common share, for the non-recurring pension withdrawal charge, as discussed above. Reported net loss for the fourth quarter of 2012 was $98.4 million, or $2.19 loss per diluted common share.

Adjusted EBITDA for the fourth quarter of 2012 was $46.6 million, compared to $51.4 million in the fourth quarter of 2011. The decrease was primarily due to the effect of the continued challenging economic and competitive environment, which resulted in lower same-store sales, and reduced fixed cost leverage as well as additional costs associated with being a public company.

The Company opened one new store during the fourth quarter of 2012.

Net cash flows provided by operating activities for the fourth quarter 2012 was $57.4 million, compared to $55.0 million during the fourth quarter 2011.

The Company paid a dividend of $0.12 per share on all outstanding shares of its common stock during the fourth quarter. During the first quarter of fiscal 2013, the Company declared a quarterly cash dividend of $0.12 per share of outstanding common stock, which will be paid on March 18, 2013 to stockholders of record as of March 11, 2013.

Financial Results for Fiscal 2012

Net sales were $3,890.5 million for the fifty-two weeks ended December 29, 2012, an increase of $48.5 million, or 1.3% from $3,842.0 million for the fifty-two weeks ended December 31, 2011. The increase primarily reflects the benefit of new stores, partially offset by a 2.8% decrease in same-store sales. The decline in same-store sales was due to a 2.6% decrease in the number of customer transactions and 0.1% decrease in the average transaction size. The Company’s same-store sales were negatively impacted by the effect of competitive store openings during the last twelve months, as well as the continued challenging economic and promotional environment.

For the fifty-two weeks ended December 29, 2012 adjusted net income was $47.0 million, or $1.08 adjusted diluted earnings per common share, compared with $48.0 million, or $1.58 adjusted diluted earnings per common share for the fifty-two weeks ended December 31, 2011. Adjusted net income for the year excludes the $106.4 million after-tax goodwill impairment charge, or $2.44 per diluted common share, an $8.4 million after-tax charge, or $0.19 per diluted common share, for the early extinguishment of debt and one-time IPO expenses that occurred during the first quarter 2012, and other after-tax non-recurring charges of $1.4 million, or $0.03 per diluted common share. Reported net loss for the fifty-two weeks ended December 29, 2012 was $69.2 million, or $1.61 loss per diluted common share.

Adjusted EBITDA for the fifty-two weeks ended December 29, 2012 and December 31, 2011 was $198.7 million and $224.2 million, respectively.

Fiscal 2013 Guidance

The Company issued its guidance for fiscal 2013. The following table provides information on the Company’s current estimated 2013 results:

Sales growth	3.0% to 4.0%

Same-store sales growth	(1.5%) to (0.5%)

Adjusted EBITDA	$185 to $195 million

Adjusted EBITDA Margin	4.6% to 4.8%

Interest Expense (1)	$47 to $50 million

Income Tax Rate	40.0%

Capital Expenditures	$63 to $68 million
New Store Openings	5
Replacement Store Openings	1

Earnings per Share
Diluted	$0.88 to $1.01

(1)	Includes non-cash interest of approximately $2.4 million and $1.5 million related to amortization of deferred financing fees and original issue discount, respectively.

Conference Call

The Company will host a conference call and audio webcast today, February 28, 2013 at 4:30 p.m. ET (3:30 p.m. CT) to discuss financial results for the fourth quarter fiscal 2012. To access the conference call, participants should dial (888) 790-3727; passcode is 5627188. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through March 14, 2013. A telephone replay will be available through March 14, 2013 by calling (888) 296-6945 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 160 retail grocery stores and 98 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income, Adjusted Net Earnings Per Common Share and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Comprehensive Income.” For a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of Non-GAAP Amounts.”

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811

Roundy’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 31, 2011	December 29, 2012	December 31, 2011	December 29, 2012
	(Unaudited)	(Unaudited)		(Unaudited)
Net Sales	$968,722	$981,855	$3,841,984	$3,890,537
Costs and Expenses:
Cost of sales	714,623	722,320	2,804,709	2,855,385
Operating and administrative	223,054	232,278	886,862	908,300
Goodwill impairment charge	—	120,800	—	120,800
Interest:
Interest expense, net	16,916	11,568	68,855	48,825
Amortization of deferred financing costs	837	573	3,469	2,413
Loss on debt extinguishment	—	—	—	13,304

	955,430	1,087,539	3,763,895	3,949,027

Income (loss) before Income Taxes	13,292	(105,684)	78,089	(58,490)
Provision (benefit) for Income Taxes	4,122	(7,320)	30,041	10,759

Net Income (loss)	$9,170	$(98,364)	$48,048	$(69,249)

Net earnings (loss) per common share:
Basic	$0.30	$(2.19)	$1.58	$(1.61)
Diluted	$0.30	$(2.19)	$1.58	$(1.61)

Weighted average number of common shares outstanding:
Basic	27,260	44,824	27,324	43,047
Diluted	30,310	44,824	30,374	43,047

Dividends declared per share	$—	$0.12	$—	$0.58

Reconciliation of Non-GAAP Amounts

Adjusted Net Income and Adjusted Net Earnings Per Common Share

The following is a summary of the calculation of Adjusted Net Income and Adjusted Net Earnings Per Common Share for the thirteen and fifty-two weeks ended December 31, 2011 and December 29, 2012, respectively (in thousands):

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 31, 2011	December 29, 2012	December 31, 2011	December 29, 2012
Net Income (loss)	$9,170	$(98,364)	$48,048	$(69,249)
Loss on debt extinguishment, net of tax	—	—	—	8,049
Goodwill impairment charge, net of tax	—	106,400	—	106,400
Executive recruiting fees and relocation expenses, net of tax	—	—	—	293
Severance to former executives, net of tax	—	—	—	547
Pension withdrawal charge, net of tax	—	608	—	608
One-time IPO expenses, net of tax	—	—	—	314

Adjusted Net Income	$9,170	$8,644	$48,048	$46,962

Net earnings (loss) per common share (as reported):
Basic	$0.30	$(2.19)	$1.58	$(1.61)
Diluted	$0.30	$(2.19)	$1.58	$(1.61)

Adjustments per common share, diluted:
Loss on debt extinguishment, net of tax	$—	$—	$—	$0.18
Goodwill impairment charge, net of tax	—	2.37	—	2.44
Executive recruiting fees and relocation expenses, net of tax	—	—	—	0.01
Severance to former executives, net of tax	—	—	—	0.01
Pension withdrawal charge, net of tax	—	0.01	—	0.01
One-time IPO expenses, net of tax	—	—	—	0.01

Adjusted net earnings per common share: (1)
Basic	$0.30	$0.19	$1.58	$1.09
Diluted (2)	$0.30	$0.19	$1.58	$1.08

(1)	Amounts in table may not foot due to rounding.
(2)

The weighted average number of diluted common shares outstanding used to calculate adjusted diluted earnings per share for the fifty-two weeks ended December 29, 2012 includes 578,000 shares which were excluded from the weighted average number of diluted common shares outstanding used to calculate diluted loss per common share, as shares were anti-dilutive.

The Company presents Adjusted Net Income and Adjusted Net Earnings Per Common Share, non-GAAP measures, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA

The following is a summary of the calculation of Adjusted EBITDA for the thirteen and fifty-two weeks ending December 31, 2011 and December 29, 2012, respectively (in thousands):

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 31, 2011	December 29, 2012	December 31, 2011	December 29, 2012
Net Income (loss)	$9,170	$(98,364)	$48,048	$(69,249)
Interest expense	16,916	11,568	68,855	48,825
Provision (benefit) for income taxes	4,122	(7,320)	30,041	10,759
Depreciation and amortization expense	17,964	18,144	69,480	66,136
LIFO charges	2,423	(157)	4,262	1,343
Amortization of deferred financing costs	837	573	3,469	2,413
Non-cash stock compensation expense	—	378	—	1,431
Loss on debt extinguishment	—	—	—	13,304
Goodwill impairment charge	—	120,800	—	120,800
Executive recruiting fees and relocation expenses	—	—	—	484
Severance to former executives	—	—	—	904
Pension withdrawal charge	—	1,006	—	1,006
One-time IPO expenses	—	—	—	519

Adjusted EBITDA	$51,432	$46,628	$224,155	$198,675

The Company presents Adjusted EBITDA, a non-GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (‘‘GAAP’’) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs and goodwill impairment charges. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons.

Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2011	December 29, 2012
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$87,068	$72,889
Notes and accounts receivable, less allowance for losses	32,467	33,118
Merchandise inventories	286,537	292,673
Prepaid expenses	18,880	9,706
Deferred income taxes	6,038	5,259

Total current assets	430,990	413,645

Property and Equipment, net	309,575	314,044

Other Assets:
Other assets - net	45,238	46,410
Goodwill	726,879	605,986

Total other assets	772,117	652,396

Total assets	$1,512,682	$1,380,085

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$245,216	$240,392
Accrued wages and benefits	48,876	39,540
Other accrued expenses	42,089	40,594
Current maturities of long-term debt and capital lease obligations	10,789	10,918
Income taxes	4,265	2,292

Total current liabilities	351,235	333,736

Long-term Debt and Capital Lease Obligations	809,352	685,644
Deferred Income Taxes	66,438	59,112
Other Liabilities	108,482	108,327

Total liabilities	1,335,507	1,186,819

Shareholders’ Equity:
Preferred stock	1,044	—
Common stock (150,000 shares authorized, $0.01 par value, 27,072 shares and 45,654 shares at 12/31/11 and 12/29/12, respectively, issued and outstanding)	271	457
Additional paid-in capital	—	114,120
Retained earnings	221,365	125,649
Accumulated other comprehensive loss	(45,505)	(46,960)

Total shareholders’ equity	177,175	193,266

Total liabilities and shareholders’ equity	$1,512,682	$1,380,085

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	December 31, 2011	December 29, 2012
		(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$48,048	$(69,249)
Adjustments to reconcile net income to net cash flows provided by operating activities:
Goodwill impairment charge	—	120,800
Depreciation and amortization, including deferred financing costs	72,949	68,549
Gain on sale of property and equipment	(542)	(438)
LIFO charges	4,262	1,343
Deferred income taxes	18,030	(5,659)
Interest earned on shareholder notes receivable	(187)	—
Loss on debt extinguishment	—	13,304
Amortization of debt discount	500	1,381
Stock-based compensation expense	—	1,431
Forgiveness of shareholder notes receivable	75	—
Changes in operating assets and liabilities:
Notes and accounts receivable	4,609	(651)
Merchandise inventories	(32,565)	(7,479)
Prepaid expenses	(2,061)	9,174
Other assets	532	329
Accounts payable	79,744	(4,824)
Accrued expenses and other liabilities	(19,725)	(21,458)
Income taxes	8,348	(819)

Net cash flows provided by operating activities	182,017	105,734

Cash Flows From Investing Activities:
Capital expenditures	(66,497)	(62,004)
Proceeds from sale of property and equipment	629	450

Net cash flows used in investing activities	(65,868)	(61,554)

Cash Flows From Financing Activities:
Borrowings on revolving credit facility	—	117,500
Payments made on revolving credit facility	—	(117,500)
Proceeds from long-term borrowings	—	664,875
Payments of debt and capital lease obligations	(64,367)	(791,610)
Dividends paid to common shareholders	—	(25,998)
Purchase of common stock	(439)	—
Issuance of common stock, net of issuance costs	—	112,540
Payment of equity issuance costs in advance of stock issuance	(710)	—
Debt issuance and refinancing fees and related expenses	—	(18,166)

Net cash flows used in financing activities	(65,516)	(58,359)

Net increase (decrease) in Cash and Cash Equivalents	50,633	(14,179)
Cash and Cash Equivalents, Beginning of Period	36,435	87,068

Cash and Cash Equivalents, End of Period	$87,068	$72,889

Supplemental Cash Flow Information:
Cash paid for interest	$71,122	$53,484
Cash paid for income taxes	3,663	17,237
Shareholder notes cancelled in exchange for common stock	4,203	—